FIRST AMENDMENT TO LOAN AGREEMENT


         THIS FIRST AMENDMENT TO LOAN AGREEMENT (this "Amendment") is entered into as of the 28th day of October, 1998 by and among LaSalle National Bank, a national banking association ("Bank"); and K-V Pharmaceutical Company, a Delaware corporation, Particle Dynamics, Inc., a New York corporation, and Ethex Corporation, a Missouri corporation (collectively, the "Borrowers").

                              W I T N E S S E T H:

         WHEREAS, Bank and Borrowers entered into a Loan Agreement dated as of June 18, 1997 (the "Agreement"), and now desire to amend such Agreement pursuant to this Amendment to, among other things, increase the amount of the Revolving Credit Commitment (as defined in the Agreement) to Forty Million Dollars ($40,000,000) and modify certain covenants.

         NOW, THEREFORE, for and in consideration of the premises and mutual agreements herein contained and for the purposes of setting forth the terms and conditions of this Amendment, the parties, intending to be bound, hereby agree as follows:

         1. Incorporation of the Agreement. All capitalized terms which are not defined hereunder shall have the same meanings as set forth in the Agreement, and the Agreement, to the extent not inconsistent with this Amendment, is incorporated herein by this reference as though the same were set forth in its entirety. To the extent any terms and provisions of the Agreement are inconsistent with the amendments set forth in Paragraph 2 below, such terms and provisions shall be deemed superseded hereby. Except as specifically set forth herein, the Agreement shall remain in full force and effect and its provisions shall be binding on the parties hereto.

         2. Amendment of the Agreement. The Agreement is hereby amended as follows:

              (a) The definition of the term "EBITDA" appearing in Paragraph 1.1 of the Agreement is hereby amended by adding the following sentence at the end of such definition:

                  In the event any Borrower consummates an acquisition (whether via stock purchase, asset purchase, merger or otherwise) (the Person or assets so acquired being referred to herein as the "Acquired Asset"), EBITDA of Borrowers for the fiscal period during which such acquisition occurred and all other relevant "trailing" measuring periods shall be calculated to include the EBITDA of the Acquired Asset on a pro-forma basis, for the relevant measuring periods as if such Acquired Asset was a Borrower hereunder at all such times, to the extent the results of operations of such Acquired Asset are not reflected in Borrower's Financials.

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              (b) The  definition  of the term  "Funded  Debt  Ratio"  is hereby appended to the Agreement in Paragraph 1.1 as follows:

                  "Funded Debt Ratio" means, as of any date, the ratio of (i) Funded Debt to (ii) EBITDA. It is understood and agreed that if Borrower consummates an acquisition (whether via stock purchase, asset purchase, merger or otherwise), Funded Debt of Borrowers for the fiscal period during which such acquisition occurred and all other relevant measuring periods shall be calculated to include the Funded Debt of the Acquired Assets, if applicable, for the relevant "trailing" measuring periods as if such Acquired Asset was owned hereunder at all such times.

              (c) The definition of the term "Leverage Ratio" appearing in Paragraph 1.1 of the Agreement is hereby deleted in its entirety.

              (d) The definition of the term "Revolving Note" appearing in Paragraph 1.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

                  "Revolving Note" means that certain Substitute Revolving Note dated as of October 28, 1998 in the aggregate maximum principal amount of Forty Million Dollars ($40,000,000), as the same may be amended, modified or supplemented from time to time, and together with any renewals thereof or exchanges or substitutes therefor.

              (e) Paragraph 2.1 is hereby amended and restated to read in its entirety as follows:

                           2.1 Revolving Credit Commitment. On the terms and subject to the conditions set forth in this Agreement, Bank agrees to make revolving credit available and Letters of Credit available to Borrowers from time to time prior to the Revolving Credit Termination Date with respect to Revolving Loans and the Letter of Credit Termination Date with respect to Letters of Credit in such aggregate amounts as Borrowers may from time to time request but in no event exceeding FORTY MILLION DOLLARS ($40,000,000) (the "Revolving Credit Commitment"). The Revolving Credit Commitment shall be available to Borrowers by means of Revolving Loans and Letters of Credit, it being understood that Revolving Loans may be repaid and used again during the period from the date hereof to and including the Revolving Credit Termination Date, at which time the Revolving Credit Commitment shall expire.


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


              (f) Paragraph 5.10 is hereby amended and restated to read in its entirety as follows:

                           5.10 Unused  Portion Fee. To compensate  Bank for the
                  cost of reserving funds to be made available to Borrowers under this Agreement, Borrowers shall pay to Bank, on the last day of each calendar quarter an unused revolving line fee (the "Unused Portion Fee") equal to the sum of the daily amounts by which the maximum aggregate principal amount of the Revolving Credit Commitment exceeds the actual principal amount of Revolving Loans made hereunder. The Unused Portion Fee is calculated for each applicable day of such quarter in an amount equal to the excess of the maximum aggregate principal amount of the Revolving Credit Commitment over the principal amount of all outstanding advances under the Revolving Loans on such day, multiplied by the percentage fee determined in accordance with the table set forth below (the "Percentage Fee") and divided by three hundred sixty (360). All fees and charges imposed on Borrowers pursuant to this Agreement including, without limitation, the Unused Portion Fee accrued through the date of termination, shall be nonrefundable to Borrowers, notwithstanding any prepayment and termination by Borrowers of this Agreement.


 Amount of principal
outstanding under the   Percentage Fee for First     Percentage Fee for Second
  Revolving Credit      $20,000,000 of Revolving      $20,000,000 of Revolving
     Commitment             Credit Commitment            Credit Commitment
---------------------   ------------------------     -------------------------
Up to $5,000,000        one-quarter of one percent    one-quarter of one percent
                        (1/4%)                        (1/4%)

Over $5,000,000         one-eighth of one percent     one-quarter of one percent
                        (1/8%)                        (1/4%)

              (g) A new Paragraph 8.1(z) is hereby appended to the Loan Agreement as follows:

                           (z) Each Borrower and each of their Subsidiaries have
                  reviewed the areas within their business and operations which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the "Year 2000 Problem" (that is, the risk that computer applications used by each Borrower and each of their Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 31, 1999), and have made related appropriate inquiry of material suppliers and vendors. Based on such


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

                  review and program, each Borrower believes that the "Year 2000 Problem" will not have a material adverse effect on any Borrower. From time to time, at the request of Bank, each Borrower and each of their Subsidiaries shall provide to Bank such updated information or documentation as is requested regarding the status of their efforts to address the Year 2000 problem.

              (h) Paragraph 8.2(g)(i) is hereby deleted in its entirety and the following paragraph is hereby added to the Agreement in its place and stead:

              (i) Maintain a Funded Debt Ratio, at all times, of not greater than 1.50 to 1.0.

                          (i) Paragraph 8.2(g)(ii) is hereby amended and restated in its entirety to read as follows:

                           (ii) Maintain EBITDA,  at all times, of not less than
                  the amounts set forth below, calculated quarterly for the preceding twelve-month period on a trailing twelve month basis:


                Period                                 Amount
                ------                                 ------

         October 28, 1998 through                   $17,500,000
         March 30, 1999

         March 31, 1999 through                     $22,500,000
         March 30, 2000

         March 31, 2000 and                         $35,000,000
         thereafter

              (j) Paragraph 8.2(g)(iii) is hereby deleted in its entirety and Paragraph 8.2(g)(iv) is hereby re-referenced as Paragraph 8.2(g)(iii) to account for such deletion.

              (k) Paragraph 8.3(b) is hereby amended by adding the following sentence to the end of such Paragraph:

                           Notwithstanding the foregoing, so long as an Event of
                  Default is not then in existence, Borrower may make acquisitions of assets or properties in an aggregate amount not to exceed (i) the amount of cash on hand as reflected on Borrowers' most recent Financials delivered to Bank at the time of such acquisition, plus (ii) no more than Ten Million Dollars ($10,000,000) of proceeds of the Revolving Credit Commitment.

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


         3. Representations, Covenants and Warranties; No Default. The representations, covenants and warranties set forth in Paragraph 8 of the Agreement shall be deemed remade as of the date hereof by each Borrower, except that any and all references to the Agreement in such representations and warranties shall be deemed to include this Amendment. No Event of Default has occurred and is continuing and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute such an Event of Default under the Agreement.

         4. Fees and Expenses. The Borrowers agree to pay on demand all costs and expenses of or incurred by Bank in connection with the evaluation, negotiation, preparation, execution and delivery of this Amendment and the other instruments and documents executed and delivered in connection with the transactions described herein (including the filing or recording thereof), including, but not limited to, the fees and expenses of counsel for the Bank and any future amendments to the Agreement. Borrowers also agree to pay to Bank, on demand, a closing fee equal to one-quarter of one percent (0.25%) of the net aggregate increase in the Revolving Credit Commitment of $20,000,000, amounting to $50,000.

         5. Delivery of Documents. Notwithstanding any of the foregoing, prior to or contemporaneously with the making of the Substitute Revolving Note, Bank shall have received from Borrowers the following fully executed documents, in form and substance satisfactory to Bank, and all of the transactions contemplated by each such document shall have been consummated or each condition contemplated by each such document shall have been satisfied:

                  (a)      First Amendment to Loan Agreement;

                  (b)      Substitute Revolving Note;

                  (c) Certificate of Secretary of each Borrower certifying to board resolutions evidencing each Borrower's authorization of the Amendment, the Substitute Revolving Note and incumbency of each Borrower; and

                  (d) Such other documents, opinions or certificates as Bank may reasonably request.

         6. Effectuation. The amendments to the Agreement contemplated by this Amendment shall be deemed effective immediately upon the full execution of this Amendment and without any further action required by the parties hereto. There are no conditions precedent or subsequent to the effectiveness of this Amendment.

       7.  Counterparts.   This  Amendment  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.


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


         IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.


LASALLE NATIONAL BANK                      K-V PHARMACEUTICAL COMPANY


By:                                        By:
    ----------------------------------         ---------------------------------
Its:                                       Its:
    ----------------------------------         ---------------------------------

                                           PARTICLE DYNAMICS, INC.


                                           By:
                                               ---------------------------------
                                           Its:
                                               ---------------------------------

                                           ETHEX CORPORATION


                                           By:
                                               ---------------------------------
                                           Its:
                                               ---------------------------------


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